SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      SCOTT & STRINGFELLOW FINANCIAL, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                     Scott & Stringfellow Financial, Inc.

                              909 East Main Street
                            Richmond, Virginia 23219

                 Notice of 1996 Annual Meeting of Shareholders

          TO THE SHAREHOLDERS OF SCOTT & STRINGFELLOW FINANCIAL, INC.:

     The 1996 Annual Meeting of Shareholders of Scott & Stringfellow Financial, Inc. (the "Company") will be held at the Crestar Bank Building, 919 East Main Street, Richmond, Virginia, on Tuesday, October 22, 1996, at 4:30 p.m., Eastern Daylight Time, for the following purposes:

     1. To elect four directors for three-year terms.

     2. To approve the Scott & Stringfellow Financial, Inc. Management Stock Purchase Loan Plan.

     3. To ratify  the  selection  by the Board of  Directors  of KPMG  Peat
Marwick   LLP  as   independent   certified   public accountants  of the Company
for the fiscal year ending June 27, 1997; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of shares of Common Stock at the close of business on September 20, 1996, will be entitled to vote at the meeting and any adjournments thereof. Your attention is directed to the accompanying Proxy Statement and 1996 Annual Report.

     All Shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Please promptly vote, date, sign, and return the enclosed proxy card using the envelope provided. Thank you.

                                         By Order of the Board of Directors,

                                         DAVID PLAGEMAN
                                         Executive Vice President and Secretary

September 30, 1996

                      Scott & Stringfellow Financial, Inc.

                              909 East Main Street
                            Richmond, Virginia 23219

                                PROXY STATEMENT

                              GENERAL INFORMATION

    This Proxy Statement, mailed to shareholders on or about September 30, 1996, is furnished in connection with the solicitation by Scott & Stringfellow Financial, Inc. (the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on October 22, 1996, and at any adjournments thereof. A copy of the Annual Report of the Company for the fiscal year ended June 28, 1996, has been mailed to you with this Proxy Statement.

    In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph, and personal interview. The Company will bear the cost of all solicitation.

    On September 20, 1996, the date for determining shareholders entitled to vote at the meeting, there were 1,999,247 shares of common stock of the Company ("Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

    Any shareholder giving a proxy may revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a later dated proxy relating to the same shares, or by attending the Annual Meeting and voting in person. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein, for the proposed adoption of the Scott & Stringfellow Financial, Inc. Management Stock Purchase Loan plan, and for the ratification of KPMG Peat Marwick LLP as independent certified public accountants of the Company unless such proxy contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide for three classes of directors with staggered terms of office and provide that upon the expiration of the term of office for a class of directors, nominees for that class shall be elected for a term of three years. At this year's Annual Meeting, Sidney Buford Scott, John J. Muldowney , William W. Berry, and William F. Calliott are nominees for re-election for three-year terms as directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

    Although the Company anticipates that all of the nominees will be able to serve, if at the time of the meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

    The Company was formed in 1984 for the purpose of becoming the holding company of Scott & Stringfellow, Inc. ("Scott & Stringfellow"). Accordingly, all service by the Company's officers and directors prior to 1984 refers to service as an officer or director of Scott & Stringfellow.

    The following contains certain information concerning the nominees for election and those directors whose terms continue beyond the date of the Annual Meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS  VOTE "FOR" ALL OF THE
NOMINEES.

                   Nominees for Election for Three-Year Terms

Sidney Buford Scott, age 63, has served as Chairman of the Board of the Company since 1974. Mr. Scott, a first cousin of Mr. Bocock (see below), joined Scott & Stringfellow in 1958. He is a member of the Executive Committee, and serves as a Director of Ethyl Corporation and Great Eastern Energy and Development Corporation.

John J. Muldowney, age 57, has served as a director of the Company since 1974. Mr. Muldowney, an Investment Broker and Chairman of the Credit Committee, joined Scott & Stringfellow in 1970 and was named Senior Vice President in 1980. Prior to January 1994, Mr. Muldowney also served as head of the Over-the-Counter Trading Department.

William W. Berry, age 64, has served as a director of the Company since June of 1993. He is retired from the position of Chairman of the Board of Dominion Resources, Inc., which he held from May 1990 to December 1992. Prior to May 1990, he served as Chairman of the Board and Chief Executive Officer of Dominion Resources since July 1986. Mr. Berry is a director of Ethyl Corporation and Universal Corporation.

William F. Calliott, age 52, has served as a director of the Company since October 1993. He has been an Executive Vice President and director of Scott & Stringfellow since the 1989 acquisition of Investment Corporation of Virginia, which he joined in 1967. Mr. Calliott is an Investment Broker in Scott & Stringfellow's Norfolk office.

Directors Continuing in Office

                      Directors whose terms expire in 1997

Frederic Scott Bocock, age 64, Vice Chairman of the Board of Directors, has served as a director of the Company since 1974 and is a member of the Executive Committee. He also serves as Chairman of Scott & Stringfellow Capital Management, an investment advisory subsidiary of the Company. Mr. Bocock, a first cousin of Mr. Scott (see above), joined Scott & Stringfellow in 1957.

R. Bruce Campbell, age 56, joined Scott & Stringfellow in 1971 and has served as a director of the Company since 1978. Mr. Campbell, an Investment Broker in the Staunton office, has held the position of Senior Vice President since 1987 and has responsibility for the nine branch offices which comprise the Blue Ridge Region.

R. Gordon Smith, age 58, has served as a director of the Company since 1987. He is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which serves as General Counsel to the Company.

Steven C. DeLaney, age 42, has served as a director of the Company since 1995. Mr. DeLaney serves as Senior Vice President and Director of Capital Markets with overall responsibility for the investment banking, research, trading, and institutional sales functions of the Company. Mr. DeLaney served as Chief Financial Officer of the Company from 1992 to 1995. Prior to joining the Company in 1992, Mr. DeLaney was a senior financial executive for a financial services holding company for over fifteen years.

                      Directors whose terms expire in 1998

William P. Schubmehl, age 64, has served as a director of the Company since 1981. Mr. Schubmehl served as President and Chief Executive Officer of the Company from 1992 through 1995. Prior to his term as President, Mr. Schubmehl served the Company as Executive Vice President from 1990 until April 1992, and as Senior Vice President from 1986 to 1990, during which periods he had primary responsibility for branch administration and retail sales. Mr. Schubmehl, who now has Investment Broker responsibilities and serves as Vice Chairman of Scott & Stringfellow, joined Scott & Stringfellow in 1978.

Robert L. Hintz, age 66, has served as a director of the Company since 1989. He is Chairman of the Board of R. L. Hintz and Associates, a management consulting firm. He was an Executive Vice President of CSX Corporation from 1984 to 1988, during which time he held the additional positions of Chief Executive Officer of CSX Energy and Property Groups, 1985-1988, and Chairman and Chief Executive Officer of Sea-Land Corporation, 1987-1988. Mr. Hintz is a director of Reynolds Metals Company, Chesapeake Corporation, and Ashland Coal, Inc.

David Plageman, age 56, has served as a director of the Company since 1976. He has served as Executive Vice President and Secretary of the Company since 1984. Mr. Plageman, an Investment Broker, joined Scott & Stringfellow in 1974. Mr. Plageman was a member of the Executive Committee until 1995.

John Sherman, Jr., age 50, has served as a director of the Company since1995. Mr. Sherman was elected President and Chief Executive Officer of the Company in January 1996. Prior to that, he served as Executive Vice President and Chief Operating Officer during 1995 , Senior Vice President for Branch Administration from 1993 to 1995, and Branch Manager of the Kinston, N.C. office from 1988, upon joining the Company, until 1993. Mr. Sherman is a member of the Executive Committee.

                       CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

Committees of the Board and Board Meetings

    The Board of Directors held 11 meetings during the fiscal year ended June 28, 1996. All directors attended at least 75% of the aggregate of the meetings of the Board and the meetings of all committees thereof on which they serve.

    Messrs. Scott, Bocock, Sherman and DeLaney serve on the Executive Committee, which held approximately 50 meetings during fiscal 1996. The Executive Committee is empowered to exercise all of the authority of the Board of Directors during the interim between Board meetings, subject to the limitations of the Virginia Stock Corporation Act.

    Messrs. Plageman, Sherman, Berry, Hintz, and Smith serve on the Audit Committee, which held four meetings during fiscal 1996. The Audit Committee meets with the Company's internal auditing staff and reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed by the independent auditors, and the Company's accounting practices.

    The Board has established two standing committees which administer and monitor certain executive and management compensation programs. These committees are the Compensation Committee consisting of Messrs. Berry, Hintz, and Smith, and the Stock Option Committee consisting of Messrs. Berry, Hintz, and Smith.

    For additional information on these two committees and the compensation programs which they administer, see the section of this Proxy Statement entitled Committee Report on Executive Compensation.

    The Company does not have a standing Nominating Committee.

Compensation of Directors

    Directors who are employees of the Company receive no fees for serving as directors or for serving on any committee of the Board. Any director who is not an employee of the Company receives an annual director's fee of $6,000.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding shares of Common Stock beneficially owned as of September 20, 1996 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company; and (iii) the directors and executive officers as a group. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to the number of shares set forth opposite his name. The address of Mr. Bocock and Mr. Scott is 909 East Main Street, Richmond, Virginia 23219. The address of Mr. Kellogg is c/o Spear, Leeds & Kellogg, 120 Broadway, New York, New York 10271.

                                                               Percent of
         Name                        Number of Shares (7)  Outstanding Shares

Peter R. Kellogg (1)                        250,000            12.5%
Frederic Scott Bocock (2)                   194,160             9.7
Sidney Buford Scott (3)                     171,580             8.6
John J. Muldowney                            85,464             4.3
David Plageman (4)                           48,120             2.4
William F. Calliott                          34,936             1.7
R. Bruce Campbell (5)                        32,736             1.6
John Sherman, Jr. (6)                        21,840             1.1
William P. Schubmehl                         14,232             0.7
Steven C. DeLaney (6)                         8,466             0.4
Robert L. Hintz                               6,000             0.3
R. Gordon Smith                               4,800             0.2
William W. Berry                              2,400             0.1
All directors and executive officers
as a group (17 persons) (6)                 649,849            32.1


(1) Information concerning the shares owned by Mr. Kellogg was derived from a Form 4 filed with the Securities and Exchange Commission on March 7, 1995. According to this filing, Mr. Kellogg owns 60,000 shares directly. He also indirectly controls: 95,000 shares through a corporation which he owns; 60,000 shares owned by his wife; and 35,000 shares owned by a family trust of which he is a trustee. Mr. Kellogg disclaims beneficial ownership of the shares owned by the corporation, his wife, and the trust.

(2) Includes 130,000 shares owned by Mr. Bocock's children and trusts for his children, as to which shares Mr. Bocock disclaims beneficial ownership.

(3) Includes 21,600 shares owned by Mr. Scott's wife and children, as to which shares Mr. Scott disclaims beneficial ownership.

(4) Includes 2,200 shares owned by Mr. Plageman's children as to which Mr. Plageman shares voting and/or investment power.

(5) Includes 15,000 shares owned by Mr. Campbell's wife, as to which shares Mr. Campbell disclaims beneficial ownership.

(6) Includes shares purchased pursuant to the Management Stock Purchase Loan Plan for the following individuals: Mr. Sherman -- 6,960 shares; Mr. DeLaney -- 6,960 shares, and all directors and executive officers as a group -- 27,840 shares. (See "Approval of shares authorized for issuance under the Scott & Stringfellow Financial, Inc. Management Stock Purchase Loan Plan.")

(7) Beneficial ownership shown for the following individuals and group includes the indicated number of shares of Common Stock that may be purchased upon the exercise of stock options which are exercisable within the next sixty days: Mr. Bocock (4,560), Mr. Scott (2,880), Mr. Muldowney (1,464), Mr. Calliott (3,480), Mr. Plageman (420), Mr. Campbell (2,736), Mr. Sherman (936), Mr. DeLaney (720), and all other executive officers as a group (3,672).

                             EXECUTIVE COMPENSATION

The following table provides information concerning the compensation and stock option grants received by the Company's Chief Executive Officer and each of its four other most highly compensated executive officers for the fiscal year ended June 28, 1996, and for each of the two previous fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                          Long Term
                                       Annual Compensation               Compensation      All Other
   Name and                                              Other Annual       Options        Compensation
 Principal Position         Year    Salary    Bonus (1) Compensation (2)  Granted (#)(3)     (4)(5)(6)
John Sherman, Jr.           1996   $149,054   $98,678      $12,072            2,500           $45,866
President and               1995    110,000    90,000       13,337            2,500            28,073
Chief Executive Officer     1994     96,250    68,958       29,305            2,400            56,484

William P. Schubmehl        1996    147,758   173,500        6,715                0            36,681
(former) President and      1995    154,350   120,000        2,106                0            19,758
Chief Executive Officer     1994    154,350   188,000        1,200            2,400            26,152

Frederic Scott Bocock       1996     40,000   139,500        1,776                0           249,381

                                       5



Vice Chairman               1995     40,000    94,195        2,106                0           222,868
                            1994     25,000   143,602        1,100                0           258,297

Steven C. DeLaney           1996    107,500   106,500          204            2,500             9,046
Senior Vice President       1995     90,000    73,000        1,581            2,500             7,575
                            1994     80,000    80,000            0            2,400             7,695

Charles E. Mintz            1996     94,382    57,849        9,918            2,500            16,050
Senior Vice President and   1995     10,833         0       22,855            1,200            89,874
Chief Financial Officr      1994          -         -            -                -                 -

John K. Thurston            1996     78,577    59,018       48,186            2,500             1,820
Senior Vice President       1995          -         -            -                -                 -
                            1994          -         -            -                -                 -


(1) The Company pays discretionary cash bonuses to executive and management personnel based on individual performance and Company
   financial   results.   See  Committee  Report  on  Executive   Compensation
   -- Cash Bonuses. Included in the amounts shown as Bonus for 1996, are the following discretionary cash bonuses: Mr. Schubmehl -- $173,500; Mr. Bocock -- $115,000; Mr. DeLaney -- $106,500; and Mr. Mintz -- $45,000.
   The 1996 Bonus amounts also include certain bonuses paid to the following officers based on individual department results: Mr. Sherman -- $98,678; Mr. Bocock -- $24,500; and Mr. Mintz -- $12,849.

(2) Included in Other Annual Compensation for 1996 are amounts representing forgivable loan expense for Mr. Sherman in the amount of $9,028, for Mr. Mintz in the amount of $9,714, and for Mr. Thurston in the amount of $14,947. Included in Other Annual Compensation for 1996 are reimbursements of relocation expenses for Mr. Thurston in the amount of $32,912. Also included are the following amounts representing non-cash awards and other miscellaneous perquisities and benefits: Mr. Sherman -- $3,044; Mr. Schubmehl -- $6,715; Mr. Bocock -- $1,776; Mr. DeLaney -- $204; Mr. Mintz -- $204; and Mr. Thurston -- $327.

(3) The stock options granted to Mr. Sherman, Mr. DeLaney , and Mr. Mintz in the year ended June 28, 1996, carry an exercise price of $14.125 per share which was the fair market value of the Company's common stock as of the date of grant, which was March 8, 1996. The stock options granted to Mr. Thurston carry an exercise price of $13.75 per share which was the fair market value of the Company's common stock as of the date of grant, which was November 8, 1995. All of these options have a ten-year term and vest at the rate of 20% per year beginning on the second anniversary of the date of grant. See Committee Report on Executive Compensation -- Stock Options.

(4) Included in All Other Compensation for fiscal 1996, the following amounts of commissions and incentives earned from securities brokerage activities:
  Mr. Sherman -- $33,065;  Mr.  Schubmehl -- $21,737;  Mr. Bocock -- $233,568;
  Mr. Mintz -- $8,180; and Mr. Thurston -- $1,220.

(5) The Company has a voluntary contributory profit sharing plan that covers substantially all employees. See Committee Report on Executive Compensation -- Profit Sharing and Deferred Plans. Company contributions to the plan may be in the form of either discretionary matching contributions or additional discretionary contributions. Included in All Other Compensation for fiscal year 1996 are the following amounts representing Company contributions to the profit sharing plan: Mr. Sherman -- $8,164, Mr. Schubmehl -- $8,164; Mr. Bocock -- $8,164; Mr. DeLaney -- $8,164; Mr. Mintz -- $7,870; and Mr. Thurston -- $600.

(6) The Company has established a non-qualified deferred compensation plan for selected highly-compensated employees. See Committee Report on Executive Compensation -- Profit Sharing and Deferral Plans. Voluntary deferrals under the deferred compensation plan during fiscal 1996 are included in the category of compensation from which such deferrals were elected. Company contributions under the deferred compensation plan for fiscal 1996 in the following amounts are included in All Other Compensation: Mr. Sherman -- $4,647; Mr. Schubmehl -- $6,780; Mr. Bocock -- $7,649; and Mr. DeLaney -- $882.

The following table provides a summary of the stock options granted to the Company's five most highly-compensated executive officers during the fiscal year ended June 28, 1996.

                              OPTION GRANTS TABLE



                                    % of Total                                  Potential Realizable
                                 Options Granted                                  Value at Assumed
                       Options     To Employees   Exercise Price  Expiration   Appreciation Rates (2)
     Name           Granted(#)(1) In Fiscal Year    ($/Share)       Date         5 % ($)    10% ($)
John Sherman, Jr.       2,500          4.56%          $14.125       3-08-06         22,188     56,188
William P. Schubmehl        0           N/A               N/A           N/A            N/A        N/A
Frederic Scott Bocock       0           N/A               N/A           N/A            N/A        N/A
Steven C. DeLaney       2,500          4.56%           14.125       3-08-06         22,188     56,188
Charles E. Mintz        2,500          4.56%           14.125       3-08-06         22,188     56,188
John K. Thurston        2,500          4.56%           13.75       11-08-05         21,625     54,775


(1) The fiscal 1996 option grants shown above were made pursuant to the terms of the Scott & Stringfellow Financial, Inc. Stock Option Plan , as amended. The exercise price of the options granted was equal to the fair market value of the Company's Common Stock on the date of grant. The options are not exercisable during the first two years from the date of grant, and thereafter vest at the cumulative rate of 20% on each anniversary of the date of grant beginning with the second anniversary, such that the options are fully vested on the sixth anniversary of the date of grant.

(2) The potential realized values shown above assume that the market price of the Company's Common Stock appreciates at the compound annual percentage rates indicated from the date of grant to the end of the ten-year option term. These amounts are provided only to comply with Securities and Exchange Commission rules and are based on theoretical assumptions. There is no assurance that the actual values realized will approximate the amounts shown above.

The following table provides information concerning any stock options exercised in the fiscal year ended June 28, 1996 by the Company's five most highly-compensated executive officers and the value of their unexercised stock options at June 28, 1996.

                    AGGREGATE OPTION EXERCISES DURING FISCAL
                     1996 AND FISCAL YEAR END OPTION VALUE


                                                              Number Of              Value of Unexercised
                                                       Unexercised Options At        In-The-Money Options
                         Shares Acquired     Value          June 28, 1996(#)       At June 30, 1995($)(1)(2)
   Name                 On Exercise(#)(1)   Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
John Sherman, Jr.              --                --         936         7,424         $4,419        $29,020
William P. Schubmehl        2,808           $19,467           0         4,320              0         22,778
Frederic Scott Bocock          --                --       4,560         2,040         34,439         11,522
Steven C. DeLaney              --                --         720         7,280          3,555         28,444
Charles E. Mintz               --                --         120         4,180            592         13,707
John K. Thurston               --                --           0         2,500              0          6,875


(1) The closing price of the Company's Common Stock was $16.50 per share on June 28, 1996.

(2) The value of unexercised options is determined by the difference between the fair market value of the option shares ($16.50 per share) and the exercise prices of the options held at June 28, 1996.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Board of Directors of the Company has granted authority to three committees to administer the various forms of compensation paid to executive officers. These committees include the Compensation Committee, the Stock Option Committee, and the Executive Committee (collectively, the "Committees"). The recommendations of each of these Committees are reviewed and approved by the full Board of Directors.

The Committees

   The Compensation Committee consists of the three outside directors: Mr. Berry, Mr. Hintz, and Mr. Smith. The primary function of this committee is to recommend to the Board of Directors the amount of any discretionary annual bonuses paid to each executive officer under the Company's executive and management bonus plan.

   The Stock Option Committee is responsible for the granting of stock option awards to executive officers and other employees under the Company's Stock Option Plan. This committee is comprised of the three outside directors: Messrs. Berry, Hintz and Smith.

    The Executive Committee has the responsibility for determining the base salary to be paid to each executive officer except Mr. Scott, Mr. Bocock, and Mr. Sherman, whose salaries are set by the Board of Directors. In addition, the Executive Committee makes a recommendation to the Board of Directors with respect to the annual discretionary contribution to the Company's profit sharing plan, and determines which executive officers and other employees are eligible to participate in the deferred compensation plan.

General Objective

   The Company believes that maintaining and motivating a highly qualified management team is essential for the continued growth and prosperity of the Company, and will inure to the benefit of the shareholders. The objective of the

Company's compensation programs is to provide its executive officers with both a short-term incentive for maintaining and improving the profitability of the Company long-term deferred compensation, and a long-term incentive aligned with the interests of the shareholders. Accordingly, the Company's compensation program consists of five principal components: base salary, annual cash bonus, profit sharing contributions, non-qualified deferred compensation, and stock option awards.

Base Salary

   The Company strives to maintain base salaries for full-time management at levels which are generally competitive with the marketplace. Annual increases in base salary are determined largely by individual performance subject to a percentage limitation based in part on Company performance and the rate of inflation among other things. Given the relatively cyclical nature of the securities industry, the Company attempts to limit its exposure to fixed salary expense by providing its executives with the opportunity for additional cash bonus payments when the Company's performance dictates.

Annual Cash Bonus

   The Company has traditionally established a calendar year cash bonus pool based largely on Company financial performance. Individual awards made from this bonus pool are determined by the Compensation Committee with input from executive management and are based on factors such as individual and departmental performance and length of service. In the year ended June 28, 1996, total cash bonus awards of $932,000 were paid to a total of twenty-six (26) individuals. This total bonus amount was equivalent to 12% of operating income before discretionary compensation and income taxes for calendar year 1995.

Profit Sharing and Deferral Plans

   The Company maintains a voluntary contributory profit sharing plan which covers substantially all of its employees. At its discretion, the Company may make both matching contributions on employee contributions and additional contributions based on Company performance. Employee participants may contribute up to fifteen percent of their earnings to the plan per year, subject to a maximum Internal Revenue Code limitation. For the year ended June 30, 1995, the Company's contributions to the profit sharing plan included matching contributions of approximately $308,000, and an additional discretionary contribution of approximately $1,287,000. The additional discretionary contribution was equivalent to approximately 17% of operating income before discretionary compensation and income taxes for calendar 1995.

   In addition, the Company has established the Scott & Stringfellow, Inc. Deferral Plan for selected highly compensated employees. This non-qualified and unfunded deferred compensation plan allows participants to defer compensation and to receive discretionary profit sharing contributions beyond the Internal Revenue Code limitations governing the Company's profit sharing plan. For the year ended June 28, 1996, the Company's contributions to the deferral plan, which covers 50 employees, was approximately $413,000.

Stock Option Plan

   The Stock Option Committee generally awards stock option grants on an annual basis to those officers and employees of the firm who have contributed to the growth and profitability of the Company and who can be expected to continue to make such contributions in the future. Under the terms of the Company's Stock Option Plan, the option price may not be less than the fair market value of the stock on the date of grant. Options are generally granted with ten-year terms and are subject to vesting over a six-year period. In the year ended June 28, 1996, options to acquire a total of 54,850 shares of common stock at a price of $14.13 per share were granted to a total of 58 officers and employees.

                     SUBMITTED BY THE FOLLOWING COMMITTEES
                      OF THE COMPANY'S BOARD OF DIRECTORS:

          Compensation Committee                Stock Option Committee
          William W. Berry                      William W. Berry
          Robert L. Hintz                       Robert L. Hintz
          R. Gordon Smith                       R. Gordon Smith

                         Executive Committee
                         Sidney Buford Scott
                         Frederic Scott Bocock
                         John Sherman, Jr.
                         Steven C. DeLaney

                            STOCK PERFORMANCE GRAPH

   The following graph and table compare the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of the NASDAQ Market Value Index and the cumulative total return of a Peer Group Index consisting of eleven (11) publicly-held, regional investment companies, which management believes are relatively comparable to the Company. The peer group index, which is weighted by market value, consists of the Common Stock of the following companies:

A.G. Edwards, Inc.                       Morgan Keegan, Inc.
Alex. Brown Inc.                         Piper Jaffray Companies
First Albany Companies Inc.              Raymond James Financial, Inc.
Interstate/Johnson Lane, Inc.            Scott and Stringfellow Financial, Inc.
Legg Mason, Inc.                         The Ziegler Company, Inc.
McDonald & Company Investments, Inc.

   The graph and table assume that $100 was invested on June 28, 1991, in the Company's Common Stock, the NASDQ Market Value Index and the peer group index, and that all dividends were reinvested over the ensuing 5-year period.

                                         Fiscal Year Ended June,
                                   1991   1992  1993   1994  1995   1996

Scott and Stringfellow Financial   $100   $121   $147  $143   $159   $221
NASDAQ Market Value Index          $100   $108   $132  $145   $170   $214
Selected Peer Group Index          $100   $122   $165  $162   $227   $275

              APPROVAL OF THE SCOTT & STRINGFELLOW FINANCIAL, INC.
                      MANAGEMENT STOCK PURCHASE LOAN PLAN

Introduction

   At its December 1995 meeting, the Board of Directors, subject to shareholder approval, approved the Scott & Stringfellow Financial, Inc. Management Stock Purchase Loan Plan (the "Stock Loan Plan"). The Stock Loan Plan became effective on December 19, 1995. The plan initially authorizes up to 200,000 shares to be issued under its terms, which would be equal to approximately 10% ot total shares outstanding if, and when, all authorized shares were issued under the plan. From December 19, 1995 through September 20, 1996, a total of 33,440 shares were issued to five management employees, including four executive officers, in exchange for interest-bearing promissory notes with aggregate principal amounts of $475,840. Shares issued to the four executive officers included consisted of: to John Sherman, Jr., director, President, and Chief Executive Officer, 6,960 shares in exchange for a promissory note in the principal amount of $99,010; to Steven C. DeLaney, director and Senior Vice President, 6,960 shares in exchange for a promissory note in the principal amount of $99,010; to Charles E. Mintz, Senior Vice President and Chief Financial Officer, 6,960 shares in exchange for a promissory note in the principal amount of $99,010; and, to John K. Thurston, Senior Vice President, 6,960 shares in exchange for a promissory note in the principal amount of $99,010.

    The principal features of the Plan are summarized below under General Description. This summary is qualified by reference to the complete text of the Plan, which is attached as Exhibit A to this Proxy Statement.

General Description

   The purpose of the Stock Loan Plan is to facilitiate the accumulation of a meaningful position in shares of Scott & Stringfellow Financial, Inc. common stock by key management employees. Participation is restricted to key management employees as selected by the Board of Directors.

   To facilitate purchase of the shares, the Company will issue shares to participants at fair market value. Participants may borrow funds necessary to purchase the shares from the Company, subject to certain individual and aggregate limitations. Each loan must be separately approved by the Board of Directors.

     Each loan will be evidenced by a full recourse promissory note, bearing interest at the Applicable Federal Rate for short term loans then in effect. The loans are payable on demand, with a maximum amortization period of 10 years from the last day of the calendar year in which the loan is made. Unless soooner demanded by the Company, no scheduled principal payments are due for the first three years a loan is outstanding. Partial interest payments are due quarterly, with accrued, but unpaid, interest due annually. As security for repayment of the loans, participating employees are required to pledge collateral, consisting of shares of Scott & Stringfellow Financial, Inc. common stock acquired under the Stock Loan Plan and all dividends and any other distributions attributable thereto.

Administration and Future Amendments

   The Stock Loan Plan will be administered by the Compensation Committee unless the Board of Directors should appoint another committee to administer the plan. The Stock Loan Plan may not be changed, modified, or amended without approval of the Board of Directors and, where required by applicable regulation or law, the shareholders.

Vote Required

Approval of the Stock Loan Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE STOCK LOAN PLAN.

                              CERTAIN TRANSACTIONS

Certain directors and executive officers maintain margin accounts with Scott & Stringfellow. Such extensions of credit are made in the ordinary course of business, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

McGuire, Woods, Battle & Boothe, L.L.P., of which R. Gordon Smith is a partner, serves as General Counsel to the Company and its subsidiaries. R. Gordon Smith is a Director of the Company.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has designated KPMG Peat Marwick LLP to serve as the independent certified public accountants of the Company for its fiscal year ending June 27, 1997, and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that designation. In the event the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the election of other independent auditors will be considered by the Board of Directors.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 27, 1997.

A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. He will have an opportunity to make a statement if he so desires and will be available to answer appropriate questions from shareholders.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

If any other matters should properly come before the meeting, and any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in the manner they deem best.

              PROPOSALS FOR THE 1997 ANNUAL MEETING

Any shareholder desiring to make a proposal to be acted upon at the 1997 Annual Meeting of Shareholders must present such proposal to the Company at its principal office in Richmond, Virginia, no later than May 24, 1997, in order for the proposal to be considered for inclusion in the Company's Proxy Statement.

                              SIDNEY BUFORD SCOTT
                              Chairman of the Board

                                   EXHIBIT A

                      SCOTT & STRINGFELLOW FINANCIAL, INC.

                      MANAGEMENT STOCK PURCHASE LOAN PLAN

1. Statement of Purpose.

      The purpose of the plan is to facilitate the accumulation of a meaningful position in Scott & Stringfellow Financial, Inc. common stock by selected key management employees. To encourage and facilitate the purchase of shares, the Company will extend interest-bearing loans to Participants with a fixed repayment schedule.

     The Company believes the plan is of mutual benefit to itself and the Participant by creating a long-term performance incentive directly aligned with the best interests of the Company's shareholders.

     This plan is restricted to key management employees selected by the Board of Directors of Scott & Stringfellow Financial, Inc. and is not intended to constitute a "qualified plan" for federal income tax purposes and is not subject to the retirement plan provisions of ERISA.

 2. Purchase of Shares.

     Shares will be issued to the Participants at fair market value from the Company's existing authorized shares. For this purpose, fair market value will be equal to the average of the closing bid and asked prices of the Company's common stock for the five trading days immediately preceding the date of issuance

     Shares acquired by Participants under this plan will be issued under the SEC's private placement rules and will be restricted for resale for two (2) years from the date such shares have been fully paid for. The Company may elect, at its option, to register the maximum number of shares to be issued under this plan with the Securities and Exchange Commission by filing a Form S-8 registration statement.

     All voting rights and dividends with respect to shares held as collateral under this plan will be attributed to the Participant.

     In no event will the total number of shares of Scott & Stringfellow Financial, Inc. issued under this plan exceed 200,000 shares unless otherwise approved by the Board of Directors.

3. Determination of Loan Amounts.

     Each management employee selected by the Board of Directors to be a Participant in the plan will be eligible to borrow the funds necessary to purchase shares up to a maximum individual loan amount no greater than the Participant's annual compensation multiplied by two (2) and no less than a minimum individual loan amount of fifty thousand dollars ($50,000.00). The minimum loan amount will not apply during the period from December 19, 1995 to the date the plan is approved by the Company's shareholders. Each such loan must be separately approved by the Board of Directors and be evidenced by a full recourse promissory note made on terms established for this plan. Although more than one (1) loan may be approved for each employee, the maximum amount of all loans outstanding under this plan for each employee shall not exceed two (2) times the Participant's annual compensation at any time and each Participant may obtain only one (1) loan in any calendar year.

     For purposes of this Plan, annual compensation is defined to be the employee's compensation as reported on Form W-2 for the calendar year immediately preceding the year of the date of the loans. If the employee was employed for less than 12 months for the preceding calendar year, the company will determine annual compensation using a method the Compensation Committee deems appropriate.

     The aggregate amount of loans outstanding under this plan to all participants shall not exceed 10% of the total stockholders' equity of Scott & Stringfellow Financial, Inc., unless otherwise approved by the Board of Directors.

4. Interest.

     Interest will be charged on the entire outstanding principal balance of the loans and will accrue on a quarterly basis on the last days of March, June, September, and December each year at a rate equal to the Applicable Federal Rate for short-term loans then in effect, adjusted monthly. Payments of accrued interest shall be due on a quarterly basis on the 15th days of January, April, July, and October of each year. The amount of each quarterly interest payment shall be equal to the lesser of a) the amount of the quarterly dividends received attributable to shares held as collateral under this plan or b) the actual amount of interest accrued on the last preceding quarter-end accrual date. Regardless of the amount of quarterly dividends paid, the Participant agrees to pay at least 25% of the preceding quarter's interest accrued on the interest payment dates specified. Additional annual payment of interest shall be due on January 31 of each year equal to any remaining interest accrued but unpaid from the preceding calendar year.

5. Loan Terms and Repayment.

     Each loan shall be made on a demand basis with a maximum amortization period of ten (10) years from the last day of the calender year in which the loan is made, unless sooner demanded by the Company.

     No scheduled principal payments shall be due for the first three (3) years that a loan is outstanding, except in the event that a Participant receives bonus compensation for a calendar year in addition to base salary. In the event the Participant receives bonus compensation, the Participant will make a principal repayment on the loan on January 31 equal to ten percent (10%) of such bonus compensation applicable to the prior calendar year.

     The following schedule of minimum required principal repayments, expressed as a percentage of the outstanding principal balance on the third anniversary date of the loan, will apply to loans made under this plan:

                  Year                                        Principal %
                     1                                                0%
                     2                                                0%
                     3                                                0%
                     4                                               10%
                     5                                               10%
                     6                                               10%
                     7                                               15%
                     8                                               15%
                     9                                               20%
                    10                                               20%
                                                                    ---
                                                                    100%

     The minimum required principal repayments shall be due on January 31 of each year following the applicable anniversary date of the loan. The entire remaining principal balance and accrued but unpaid interest shall be due not later than January 31 of the year following the tenth anniversary date of the loan.

6. Pledge and Control of Shares.

     Participating employees will be required to pledge collateral, consisting of the shares of Scott & Stringfellow Financial, Inc. common stock acquired through this plan and all dividends, both regular and special, and any other distributions of cash, property or securities attributable thereto. The pledged collateral will be placed in a separate brokerage account at Scott & Stringfellow, Inc. in the name of the employee.

     The company will release a pro rata number of pledged collateral shares at the time of each principal repayment. The number of shares released shall be equal to the amount of principal repayment divided by the original per share purchase price, as adjusted for any stock splits or stock dividends. Only the Chief Financial Officer or Treasurer of Scott & Stringfellow Financial, Inc. shall be authorized to execute or direct transfers of cash or securities into and out of these special accounts and any such action must be authorized by the Compensation Committee of the Board of Directors.

     Regardless of any SEC restrictions on re-sale, the Participant agrees that he will not sell any shares acquired under this plan within two (2) years from the date any such shares have been fully paid for and released from the pledge agreement. The shares will contain a legend to this effect. This restriction on sale will not apply in the event of the termination of a Participant's employment with the Company or in the event of a change of control of the Company. A change of control shall be defined as the acquisition of more than fifty percent (50%) of the Company's outstanding shares by another party.

7. Death, Disability or Termination of Employee.

     In the event of the death or permanent disability of any Participant, the entire principal balances and any accrued but unpaid interest on loans outstanding under this plan shall be due and payable not later than nine (9) months following the date of such event.

     In the event of termination of a Participant's employment with the Company, whether voluntary or involuntary and for any reason other than death or permanent disability, the entire principal balances and any accrued but unpaid interest on loans outstanding under this plan shall be due and payable not later than thirty (30) days following the date of termination or such longer period as may be required to sell the collateral shares in compliance with Rule 144.

     In the event a Participant's loans are to be repaid from the sale of collateral shares, the Company shall have the right of first refusal to purchase collateral shares from the employee or his estate at Fair Market Value, as defined in this plan.

8. Tax Consequences.

     The granting of loans to participants is not intended to constitute taxable compensation to the participants as they are bona fide, recourse loans.

     All dividends paid on the collateral shares will be taxable to the employee at the time of payment.

     Interest payments by the participants on loans outstanding under this plan are intended to qualify as investment interest expense under section 163(d) of the Internal Revenue Code and be deductible to the extent of the participants' net investment income, which would include dividends received on the collateral shares.

9. Corporate Reorganization.

     In the event of a change in control, merger, or other reorganization of the Company, the Company, its successors, and employee participants shall continue to be bound by the original terms of this plan.

10. Approval and Administration of the plan.

     This plan was approved by action of the Board of Directors of Scott & Stringfellow Financial, Inc. on December 19, 1995 and will become effective on December 19, 1995. The plan will be submitted to the shareholders of Scott & Stringfellow Financial, Inc. for their approval at the October 1996 annual meeting. The plan will be administered by the Compensation Committee of the Board unless the Board should appoint another committee to administer the plan. The plan may not be changed, modified, or amended without the approval of the Board and, where required by applicable regulation or law, the shareholders.

                      SCOTT & STRINGFELLOW FINANCIAL, INC.

        PROXY MATERIAL SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 22, 1996

      The undersigned hereby appoints David Plageman and R. Gordon Smith (each with power to act alone and with power of substitution) as Proxies, and hereby authorizes them to represent and vote, as directed herein, all of the shares of Common Stock of Scott & Stringfellow Financial, Inc. held of record by the undersigned on September 20, 1996, at the Annual Meeting of Shareholders to be held on October 22, 1996, and any adjournment thereof.

      This proxy when properly executed will be voted in the manner described herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the nominees named in proposal 1 and FOR proporals 2 and 3.

                   (Continued and to be signed on other side)

                              FOLD AND DETACH HERE

                      SCOTT & STRINGFELLOW FINANCIAL, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 22, 1996

      The undersigned hereby instructs the Trustee to vote all shares of Common Stock of Scott & Stringfellow Financial, Inc. held of record by the undersigned on September 20, 1996, and credited to my account under the Employee Stock Purchase Plan, at the Annual Meeting of Shareholders to be held on October 22, 1996, and any adjournment thereof.

       This proxy when properly executed will be voted as you specify, provided written instructions are received by the Trustee by October 18, 1996. If no direction is made, this proxy will be voted FOR each of the nominees named in proposal 1 and FOR proposals 2 and 3.

               YOUR VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL

                   (Continued and to be signed on other side)

                              FOLD AND DETACH HERE

                                                             Please mark
                                                             your vote as  [ X ]
                                                             indicated in
                                                             this example

1. ELECTION OF DIRECTORS for the terms set forth in the Proxy Statement. Sidney Buford Scott, John J. Muldowney, William W. Berry, William F. Calliott

     FOR all           WITHHOLD            (INSTRUCTIONS: to withhold authority
   nominees listed    AUTHORITY             to vote for any individual nominee,
   (except as marked  to vote for all       write that nominee's name on the
   to the contrary)   nominees listed       line provided below.)


      [   ]              [   ]              ------------------------------------

2. To approve the Scott & Stringfellow Financial, Inc. Management Stock Purchase Loan Plan.

      FOR      AGAINST     ABSTAIN

      [  ]      [  ]        [   ]

3. To ratify the election of KPMG Peat Marwick LLP as independent certified public accountants for the fiscal year ending June 27, 1997.


      FOR      AGAINST     ABSTAIN

      [  ]      [  ]        [   ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears to the left. Executors, trustees, etc. should so indicate when signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.


- ---------------------------------------------
(Signature)


- ---------------------------------------------
(Signature)

Dated: _________________________________ 1996

Please date, sign and return this Proxy in the enclose envelope.


                              FOLD AND DETACH HERE